CONSENT OF DANIEL D. KAPOSTASY

I consent to (a) all references to my name and or any quotation from, or summarization of, Sections 1.1.1.6, 1.3.12, 4.3, 18.9.2, 20, and 25.6 of the technical report summary entitled "Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA" dated February 22, 2022; and Sections 4-12 and 18-20 and my contributions to Sections 1 and 2 of the preliminary feasibility study entitled "Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA" dated December 31, 2021, each prepared by me; and (b) the filing of the written disclosure regarding certain scientific, technical, land tenure and permitting information concerning mineral projects, prepared by me, included or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2023 of Energy Fuels Inc. (the "Company"), in each case, included or incorporated by reference in the Registration Statement on Form S-3 of the Company being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Daniel D. Kapostasy
Daniel D. Kapostasy, P.G., SME R.M. Energy Fuels Inc.

Date: March 22, 2024